UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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International Rectifier Corporation
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On September 23, 2008, International Rectifier Corporation began mailing the following letter to its stockholders.

September 23, 2008

Dear Fellow Shareholder:

As you know, International Rectifier (NYSE: IRF) has received a revised unsolicited, non-binding proposal from Vishay Intertechnology (NYSE:VSH) to acquire IRF for $23.00 in cash per share, which your Board of Directors has unanimously rejected for various reasons detailed below.  In furtherance of this non-binding proposal, Vishay has:

•                  Threatened to launch a hostile tender offer;

•                  Attempted to reconfigure our corporate governance framework to suit their agenda;

•                  Embarked on a proxy fight to remove three of our highly-qualified, Independent Directors and replace them with three candidates hand-picked and compensated by Vishay; and

•                  Sued our directors seeking to limit their ability to act in your best interests.

Vishay has also threatened to commence meritless litigation against IRF in connection with Vishay’s purchase of IRF’s PCS business.

It is against this backdrop that we are writing to ask you for your support for all three of your Board’s nominees that are up for election at the 2007 Annual Meeting of Shareholders on October 10, 2008.

The Strength and Value of International Rectifier

For six decades, IRF has been the pioneering leader in advanced power management technology, revolutionizing the sector with a history of innovation including most recently the successful development of a gallium nitride (GaN)-based power device technology platform. IRF’s unparalleled power management expertise, strong brand, extensive IP portfolio and loyal customer relationships, combined with an operationally focused CEO and newly energized management team position the Company for attractive future growth and shareholder value creation.

Now is Not the Time to Abandon the Value Creation Potential of Our Exciting Strategic Plan

Over the course of the last 18 months, International Rectifier has faced substantial challenges relating to the lengthy process of financial restatements, which was recently completed with the filing of the 2008 10-K on September 15, 2008. In March 2008, our new CEO Oleg Khaykin joined IRF and from day one has set about reinvigorating and restructuring the organization to aggressively drive towards the design and implementation of our strategic roadmap. Oleg has a very strong track record having led Amkor  (NASDAQ: AMKR) through a period of operational transformation, growing quarterly revenues by over $250 million and increasing operating margins by 1,950bps during his two-year tenure as Chief Operating Officer. Within a short space of time at IRF, Oleg and his team has already started to make tangible progress on our three-phase strategic plan focused on:

•                  Stabilizing IRF’s business;

•                  Optimizing IRF’s operations; and

•                  Positioning IRF to capture future growth.

As in the past, we will continue our policy of open and productive dialogue with investors and will endeavor to keep you apprised of our progress. Due to the restatement process our ability to communicate our strategy to shareholders was limited. Now that the restatement has been completed we are pleased to have the opportunity to outline our strategy to you and we are sure that you will quickly appreciate the significant value creation opportunity for you and your fellow shareholders (please see our Investor Presentation that was filed with the SEC on September 22, 2008 and is available at www.sec.gov).  It is no surprise that Vishay recognizes the great potential of our business and our prospects for the future. Indeed, Vishay’s inadequate and opportunistic proposal is an obvious attempt by Vishay to capture value that belongs to our shareholders.

Your Board of Directors unanimously recommends that you vote the WHITE proxy card you will receive shortly FOR ALL of the Board’s three nominees and AGAINST ALL of the bylaw amendments proposed by Vishay.  Please discard any blue proxy card sent to you by Vishay.

This Vote is a Referendum on Vishay’s Inadequate and Opportunistic Non- Binding Proposal

Each of the proposals put forward by Vishay is an attempt to further its objective of acquiring IRF at a bargain value. Your Board has unanimously rejected this non-binding proposal and, consistent with this determination, requests that you vote your proxy against Vishay’s proposal based on the various considerations including the following:

•                  Vishay’s bid does not fully reflect the long-term value of IRF and the Company’s future prospects

•                  IRF has a comprehensive product portfolio of analog, discrete and mixed signal integrated circuits targeted at a number of the most attractive high growth end segments such as automotive and aerospace and defense

•                  In addition to growth opportunities in its existing segments, the successful development of IRF’s new GaN technology uniquely positions IRF to benefit from significant share shifts

•                  Oleg and his team have put in place a realistic and achievable three phase strategic plan with the goals of reviving top-line growth while at the same time demanding operational excellence within the organization to drive gross and operating margins of ~45% and ~20% respectively

•                  The management team has already made significant progress in executing the strategic roadmap including an aggressive program of channel inventory rationalization and approximately $30 million of annualized cost of goods sold improvements

•                  Vishay’s bid is opportunistic and disadvantageous to IRF’s shareholders

•                  Vishay launched its offer while IRF was trading at close to its 5 year low, resulting in significant discounts to historical trading ranges

International Rectifier at Close to Its 5 Year Low(1)

Period	Price ($)	%(Discount) / Premium to Offer
52 Wk High	$56.25	(59.1)%
5 Yr Avg	38.09	(39.6)%
3 Yr Avg	34.63	(33.6)%
1 Yr Avg	26.89	(14.5)%
1 Month Avg	17.80	29.2%

•                  Vishay’s proposal is intended to take advantage of the temporary valuation dislocation resulting from:

•                  The current trough in the semiconductor cycle;

•                  IRF’s recently completed restatement process; and

•                  The market’s lack of visibility on IRF’s strategic roadmap and financial outlook

The Semiconductor Industry is at a Low Point in the Cycle(2)

	% YTD	% of 52 Wk
	Performance	High
IRF	(41.4)%	53.3%
VSH	(40.2)%	46.9%
FCS	(29.3)%	51.1%
MXIM	(27.0)%	64.2%
ISIL	(25.6)%	51.5%
NSM	(19.4)%	62.6%
ONNN	(17.7)%	54.3%
AMS	(16.2)%	57.0%
LLTC	(1.5)%	81.8%
SUPX	7.4%	72.9%
MCRL	11.6%	79.7%
MSCC	15.9%	86.1%

•                  Vishay’s offer is being conducted in a period of extraordinary market volatility and a shuttered credit market in an attempt to avoid competition from financial sponsors and other potential buyers

•                  Over the past 6 months, Vishay has also threatened to commence meritless litigation against IRF in connection with Vishay’s acquisition of our PCS division in 2007

•                  Vishay’s non-binding proposal significantly undervalues IRF on a premium and multiple basis

•                  Vishay’s non-binding proposal represents a premium of 22% to IRF’s depressed undisturbed price which is significantly less than recent precedent unsolicited offers in the technology sector by a significant margin

Vishay’s Offer is at a Significantly Lower Premium than Precedent Unsolicited Transactions in the Technology Sector(3)

•                  Vishay’s proposal represents an implied one year forward enterprise value to revenue multiple of 0.9x which is (47)% discount to the median of 1.7x for precedent semiconductor transactions

Vishay’s Offer is at a Significant Multiple Discount to Precedent Transactions in the Semiconductor Industry(4)

•                  Vishay’s Proposal does not reflect any value for the synergy opportunities in a Vishay/IRF combination

•                  A combination of Vishay and IRF would generate opex savings — Citigroup estimates the synergies to be $25 million on an annual basis which we believe is likely conservative

•                  Vishay’s non-binding proposal does not compensate IRF shareholders in any way for these synergies

•                  Vishay is using IRF’s strong balance sheet position to subsidize its inadequate offer

•                  Vishay is attempting to utilize IRF’s cash balance of $726 million to fund close to half of the consideration to IRF shareholders

Vishay is Using IRF’s Cash as Key Funding Source ($mm)(5)

•                  Vishay’s non-binding proposal is very uncertain

•                  Over one month since its initial non-binding proposal, Vishay has yet to secure financing commitments to support any proposed transaction

•                  Also, it would not be surprising to us to discover that Vishay’s proposal was nothing more than a means to further their litigation strategy vs. IRF

Vishay’s Candidates and Proposed Bylaw Amendments Are Not Otherwise in the Best Interests of IRF’s Shareholders

•                  Vishay’s candidates have a clear conflict of interest and do not contribute significant experience to our Board

•                  Vishay has contracted to pay each of its nominees $50,000 to be included on Vishay’s slate

•                  None of the Vishay nominees have had recent public company experience and none have any backgrounds in the industry

•                  Vishay’s purpose in nominating its candidates for election to the IRF Board is to further its objective of acquiring IRF at a bargain price and/or to further  its meritless litigation claims

•                  There is no indication that the Vishay nominees have any interest in IRF’s business or the implementation of its strategic plan

•                  In fact, Vishay’s slate includes one nominee who, in recent times, has been remunerated to act as a hostile raider’s nominee during InBev’s unsolicited approach to Anheuser Busch and BASF’s unsolicited approach to Engelhard

•                  Why is it sensible for nominees remunerated by Vishay to participate on the IRF Board while Vishay threatens commercial litigation against IRF and attempts to acquire IRF at an inadequate price?

•                  Vishay’s proposed bylaw amendments seek to limit IRF’s Board’s ability to act in the best interests of shareholders

•                  The IRF Board has stated that the 2008 annual meeting would be held in early 2009. Vishay’s demand to hold the 2008 annual meeting by December 21, 2008, is an attempt to reduce the amount of time available to the Board and undermine the Board’s negotiating position vis-a-vis Vishay or other potentially interested parties if the Board were to determine to evaluate and potentially pursue value-maximizing alternatives

•                  Vishay’s attempt to prevent an adjournment of an annual meeting when a quorum is present is another part of Vishay’s efforts to restrict the Board.  In any case, the Board’s policy is that it would not adjourn any meeting without shareholder approval if a quorum is present

•                  Vishay’s attempt to overturn bylaw amendments by the Board is intended to restrict the Board’s flexibility and its ability to govern the Company in the best interest of our shareholders

•                  All of Vishay’s proposed amendments are designed to further Vishay’s goal of acquiring IRF for an inadequate price

•                  IRF’s nominees are high quality, independent directors who are well-qualified for their directorship and are working to serve the best interests of all shareholders

•                  All three of IRF’s nominees are independent directors who have been through a thorough vetting process prior to their appointment to the IRF board of directors

•                  Two of the nominees were appointed in March 2008 following a comprehensive director search and vetting process and have made significant contributions to the IRF board during their relatively short tenure to date

•                  The IRF nominees are extremely well-qualified to be tasked with the duties of looking out for the best interests of IRF shareholders. They bring a combination of industry, operational and public company board experience to the IRF board

•                  Dr. Jack Vance performed the role of lead independent director during the restatement process and has been an important source of continuity for the subsequent litigation and regulatory processes

In sum, electing Vishay’s nominees and approving Vishay’s proposed bylaw amendments would further its inadequate and opportunistic acquisition proposal and undermine the ability of our Board to make an independent determination as to the alternative that is in the best interests of IRF’s shareholders.

Your Board believes that it is in the best interests of the company and all of its shareholders to vote FOR each of the Board’s nominees and vote AGAINST each of Vishay’s bylaw amendments. In order to ensure that your vote is cast in support of your Board, please ONLY vote the WHITE International Rectifier Proxy Card you will receive shortly.  We urge you not to sign and return any blue proxy card or voting instruction card that you may receive from Vishay not even as a vote of protest.

Please vote the WHITE proxy card or voting instruction card you will receive shortly by telephone or via the Internet following the instructions contained on the WHITE proxy or voting card.  Alternatively, please mark, sign, date and return the WHITE proxy card or voting instruction card you will receive using the postage pre-paid return envelope that will accompany the WHITE proxy card.  If you have any questions or need assistance voting your shares, please call D. F. King & Co., Inc., who is assisting International Rectifier, toll-free at 1-888-605-1957.

We look forward to continuing to hear the views of our shareholders and, in turn, to communicate the value and impact of our promising strategic plan.  Thank you for your continued support of International Rectifier.

On Behalf of the Board of Directors,

Oleg Khaykin, CEO	Richard Dahl, Chairman

Notes:

(1)	Source: Factset, market data as of 22-Sep-2008. 52 Wk high and various averages all as of 14-Aug-2008
(2)	Source: Factset, market data as of 22-Sep-2008
(3)	Source: Thomson Financial
Note: Vishay offer premium based on 14-Aug-2008 closing price.
(4)	Source: Factset, Public Filings, IBES, Wall Street Research, Company management
	Note:	Semiconductor deals with equity consideration of more than $500mm announced since January, 2006. Implied multiple for Vishay offer per management guidance.
(5)	Source: Company filings

Forward-Looking Statements

Certain statements made in this letter, including statements regarding future financial and operating performance and conditions of International Rectifier Corporation (the “Company”), are “forward-looking” statements. These statements may be identified by the use of forward-looking terminology such as the words “expects,” “intends,” “believes,” “anticipates,” “may,” “should” and other terms with similar meaning indicating possible future events or actions or potential impact on the business or shareholders of the Company. Except for historical financial and business performance information, statements made in this letter should be considered “forward-looking.” These forward-looking statements speak only as of the date of this letter; we disclaim any obligation to update these statements, and we caution you not to rely on them unduly. Much of the information that looks towards future performance of our company is based on various factors and important expectations and assumptions about future events that may or may not actually come true. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control, including, without limitation, pending and future governmental inquiries and market demand. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this letter. More information about certain risks and uncertainties is included in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2008. This report and the Company’s previously filed documents are on file at the SEC and are readily obtainable at no charge at www.irf.com and www.sec.gov.

Important Additional Information

On September 15, 2008, International Rectifier filed a preliminary proxy statement in connection with its 2007 Annual Meeting of Shareholders. International Rectifier shareholders are strongly encouraged to read the preliminary proxy statement and the accompanying WHITE proxy card, and the definitive proxy statement when it becomes available, and any amendments as they contain important information, including information relating to the participants in International Rectifier’s solicitation of proxies. Shareholders can obtain this proxy statement, the WHITE proxy card and any amendments or supplements to the proxy statement and other documents filed by International Rectifier with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement, the WHITE proxy card and any amendments and supplements to the proxy statement are available for free at International Rectifier’s Internet website at www.irf.com or by writing to International Rectifier Corporation, 101 North Sepulveda Boulevard, El Segundo, California 90245. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, D.F. King & Co., Inc. at 1-888-605-1957.

International Rectifier will also file a Solicitation/Recommendation Statement on Schedule 14D-9 in the event Vishay Intertechnology, Inc. commences a tender offer for the outstanding shares of International Rectifier common stock. International Rectifier shareholders are strongly encouraged to read the Solicitation/Recommendation Statement when it becomes available, as it will contain important information. Shareholders will be able to obtain this Solicitation/Recommendation Statement, any amendments or supplements to the proxy statement and other documents filed by International Rectifier with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the Solicitation/Recommendation Statement and any amendments and supplements to the Solicitation/Recommendation Statement will also be available for free at International Rectifier’s Internet website at www.irf.com or by writing to International Rectifier Corporation, 101 North Sepulveda Boulevard, El Segundo, California 90245. In addition, copies of the Solicitation/Recommendation Statement may be requested by contacting our proxy solicitor, D.F. King & Co., Inc. at 1-888-605-1957.

Disclaimer

This letter includes statements and information from previously published material. Permission to reprint or use these statements was neither sought nor obtained.